Exhibit 19.3

Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.

MGM SECURITIES TRADING POLICY
POLICY SUPPLEMENT FOR PRE-CLEARANCE INSIDERS
Effective as of January 1, 2014 (as revised August 21, 2019)
TABLE OF CONTENTS

1.	PURPOSE	2
2.	DEFINITIONS	2
3.	COMPLIANCE CONTACTS	2
4.	PRE-CLEARANCE	2
5.	PROHIBITION ON PLEDGING AND HEDGING	4
6.	EXCEPTION FROM PRE-CLEARANCE REQUIREMENTS FOR TRANSACTIONS UNDER VALIDLY APPROVED RULE 10B5-1 TRADING PLANS	5
7.	POST-TRADE NOTIFICATION REQUIREMENTS FOR SECTION 16 PERSONS	5
8.	FORM 144 FILING REQUIREMENTS	6
9.	CERTIFICATION	6

Policy Supplement for Pre-Clearance Insiders (“Policy Supplement”)

1. Purpose
Under the Policy and this Policy Supplement, all “Pre-Clearance Insiders” (i.e., directors and Section 16 officers) and their Related Persons must pre-clear transactions in Company Securities, even during an Open Trading Window Period (as defined in the Policy Supplement for Blackout Insiders). This Policy Supplement sets forth the pre-clearance procedures to be followed by Pre-Clearance Insiders, including their Related Persons.
This Policy Supplement also sets forth the post-transaction notification procedures to be followed by all MGM directors and Section 16 officers to facilitate compliance with the reporting provisions under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Please note that these procedures are part of the Policy and the Policy Supplement and are not to be interpreted as personal legal or financial advice.
2. Definitions
Any capitalized term used in this Policy Supplement without definition has the meaning given to it in the Policy. Please note in particular that references to a Pre-Clearance Insider include that person’s Related Persons.

3. Compliance Contacts
All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to either: (a) John McManus, Chief Legal and Administrative Officer, at [***], or (b) Jessica Cunningham, Senior Vice President, Legal Counsel and Assistant Secretary at [***].

Ultimately, however, the responsibility for adhering to the Policy and this Policy Supplement and avoiding unlawful transactions, whether by you or any of your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 2.2 of the Policy for a discussion of the potential consequences of violations of the United States federal insider trading laws, the Policy or this Policy Supplement.

4. Pre-Clearance
(a) What Activities Must be Pre-Cleared?
All Pre-Clearance Insiders must pre-clear all transactions in Company Securities to be effected either directly by them, or by or on behalf of a Related Person, subject to such exceptions as may be determined by the Audit Committee of the Board.
Examples of such transactions include:
•any purchase or sale of Company Securities in the public markets;

•any privately negotiated purchase or sale of Company Securities from any person or entity;

•any sale of any common stock received upon exercise of options awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 Trading Plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;

•any sale of shares of common stock upon vesting of restricted stock issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 Trading Plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;

•any sale of shares of common stock received upon vesting of a restricted stock unit issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 Trading Plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;

•any sale of any common stock received upon exercise of SARs awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 Trading Plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;

•any investment reallocation or “fund-switching” involving Company Securities in plan funds (for example, allocations of holdings of Company Securities within a 401(k) or other defined contribution plan);

•any sale or conversion of, or sale of any shares of common stock received upon conversion of, any convertible notes or debentures of any Company Securities;

•any gift of Company Securities, whether to a Related Person, a charitable institution, or any other person or entity; and

•any other non-standard transaction involving Company Securities (whether equity or debt).

Pre-Clearance Insiders must also pre-clear the creation, modification or early termination of a Rule 10b5-1 Trading Plan, as described in Section 6(b) of the Policy Supplement for Blackout Insiders.

(b) How and When Should Pre-Clearance be Requested?
Please contact a Compliance Contact by telephone or e-mail as provided in Section 3 to request pre-clearance of a contemplated transaction. The Office of the General Counsel will provide a clearance or objection within two (2) business days and will use their best efforts to respond on the same day that the pre-clearance request is submitted.
When submitting a request, please include the following information:
•a description of the transaction you or your Related Person intends to effect;
•the type and amount of Company Securities involved in the transaction;

•the proposed transaction date; and

•contact information for the executing broker-dealer or other party that will execute the transaction.

Pre-clearance requests may be submitted at any time, including during Blackout Periods; however, pre-clearance will only be granted during Open Trading Window Periods.
The Chief Executive Officer or the Chief Financial Officer, after consultation with the Company’s outside securities counsel in his or her sole discretion, is responsible for the disposition of any pre-clearance request submitted by the General Counsel.
(c) When does a Pre-Clearance Approval Expire?
After obtaining a pre-clearance approval, an irrevocable execution order must be given within the window provided by the Compliance Contact in granting the pre-clearance request. If the subject transaction is not executed during such window for any reason, a new pre-clearance request must be submitted and approved prior to entering a subsequent irrevocable execution order.
5. Prohibition on Pledging and Hedging
Pre-Clearance Insiders are prohibited from entering into hedging, monetization transactions or similar arrangements involving Company Securities, such as zero-cost collars, equity swaps and forward sales contracts, the effect of which transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the subject securities (collectively, “Hedging Transactions”). Hedging transactions are prohibited for Pre-Clearance Insiders because, as a result of engaging in Hedging Transactions, the interests of the owners of the subject securities and the interests of the Company and its shareholders may be misaligned.
In addition, Pre-Clearance Insiders are prohibited from pledging Company Securities as collateral for a loan (a “Pledging Transaction”), as securities held in such a “margin” account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.
Similarly, this prohibition on Pledging Transactions is meant to prevent securities pledged (or hypothecated) as collateral for a loan from being sold in foreclosure if the borrower defaults on the loan. Any of the foregoing could occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company Securities pursuant to the Policy (including this Policy Supplement).

6. Exception from Pre-Clearance Requirements for Transactions Under Validly Approved Rule 10b5-1 Trading Plans
Although the adoption of a Rule 10b5-1 Trading Plan is itself subject to pre-approval, once the plan has been validly adopted and approved, transactions in Company Securities that are effected under the Rule 10b5-1 Trading Plan are not subject to pre-clearance. Please see Section 6 of the Policy Supplement for Blackout Insiders for further information regarding Rule 10b5-1 Trading Plans. In order to facilitate compliance with the post-transaction notification requirements discussed below, a Compliance Contact will withhold pre-clearance for any Rule 10b5-1 Trading Plan for Pre-Clearance Insiders unless the plan requires the broker to notify the Office of the General Counsel in the manner specified below no later than the day the transaction is executed.
7. Post-Trade Notification Requirements for Section 16 Persons
Section 16(a) of the Exchange Act requires directors and Section 16 officers to report certain transactions in MGM equity securities on a Form 4 filed with the SEC within two business days after the execution of the transaction (“T+2”). Any violation of these requirements must be disclosed in MGM’s SEC filings, and may result in SEC-imposed sanctions. Although the responsibility for filing these reports rests with the individual officer or director, the Office of the General Counsel will prepare the necessary Form 4 filings for you provided it receives a notification no later than the day the transaction is executed; provided, however, that such a notification is not required in connection with exercises of stock options or SARs, which the MGM Treasury group reports to the Office of the General Counsel. The notification must include the date of execution, the type and amount of securities involved and the price such securities were sold or otherwise disposed.
The requirement to notify the Office of the General Counsel of the specifics of a particular reportable transaction in MGM equity securities is separate from, and in addition to, your obligation to pre-clear all transactions involving Company Securities with the Office of the General Counsel.

Any former Section 16 officer or director who wishes to engage in any transaction in equity securities of MGM Companies must continue to seek pre-clearance from, and provide post-transaction notification to, the Office of the General Counsel for a period of six (6) months following his or her departure from the Company if such Section 16 Person had engaged in an opposite way transaction within the six month period prior to their departure from the Company to avoid a “matchable” transaction pursuant to the “short-swing rules” under Section 16(b) of the Exchange Act.
Additional information concerning the requirements of Section 16 of the Exchange Act is available to officers and directors from the Office of the General Counsel.

8. Form 144 Filing Requirements
A Form 144 must be filed with the SEC by directors and Section 16 officers who are selling or otherwise disposing of MGM common stock in a private transaction in reliance on Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). In most cases, you (or the broker on your behalf) are required to file a Form 144 with the SEC concurrently with or before placing an order with your broker to sell MGM equity securities (including sales of common stock acquired upon vesting of Restricted Stock Units (“RSUs”)). The Company’s treasury department will coordinate with the stock plan administrator to file a Form 144 for sales of stock held within your stock plan account that you acquired upon vesting of RSUs. However, the treasury department and the Office of the General Counsel do not coordinate the preparation and filing of Forms 144 for shares of common stock that you hold outside of your stock plan account; your outside broker or other market professional should prepare it for you.

9. Certification
All Pre-Clearance Insiders have an obligation to read this Policy Supplement carefully and understand its provisions. Further, all Pre-Clearance Insiders must certify compliance with this Policy Supplement upon request of the Company.